EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT made this 1st day of October, 1998 by and between AMERICAN KIOSK CORPORATION, a Delaware corporation (the "Company"), and RICHARD J. MICHAEL ("Executive").

In consideration of the mutual covenants and agreements herein contained, the monies to be paid hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company for a period beginning as of July 1, 1998 and terminating, unless sooner terminated as provided herein, on June 30, 1999.

2. Duties of Executive. Executive is hereby hired and employed by the Company to perform the duties and accept the responsibilities as herein set forth. During the term hereof, Executive shall be President and Chief Executive Officer of the Company and shall devote his efforts to rendering services to the Company in such capacities. In such capacities, Executive shall be subject only to the supervision and control of the Company's Board of Directors (the "Board"). Executive's powers and authority shall be superior to those of any officer or employee of the Company. Executive shall not be required without his consent to undertake responsibilities not commensurate with his position.

The Company agrees to nominate Executive for election to the Board of the Company at each annual meeting of shareholders during his employment hereunder. Executive agrees to serve on the Board once so elected.

3. Exclusivity. During the term hereof, Executive shall devote all of his productive time, ability and attention to the business of the Company, except that Executive may, undertake or continue to conduct other business, civic or charitable activities during the term hereof if such activities do not interfere, directly or indirectly, with the duties of Executive hereunder. The Company agrees that Executive may, at Executive's option, hold outside directorships subject to approval by the Board during the term of this Agreement.

4. Compensation of Executive.

     (a) Base Salary. As compensation for services rendered under this Agreement, beginning July 1, 1998, Executive shall be entitled to receive from the Company a base salary ("Base Salary") of one hundred twenty thousand dollars ($120,000) per year payable in accordance with the normal payroll practices of the Company.

     (b) Incentive Bonuses. In addition to his Base Salary, the Company shall pay Executive an annual incentive cash bonus based upon the Company's performance, in such amount as may be deemed appropriate by the Board. Each Incentive Bonus shall be payable to Executive thirty (30) days following the date the Company's audited consolidated statement of income for the applicable fiscal year becomes available.

     (c) Stock Option. As additional compensation, the Company and Executive shall simultaneously herewith enter into a Stock Option Agreement in the form attached hereto.

5. Executive Expenses. Executive shall be entitled to receive all benefits generally made available to executives of the Company, including Company-paid health, dental and disability insurance. The Company intends to adopt a Qualified Stock Option Plan at the next Annual Meeting of Shareholders pursuant to which the Board of Directors shall authorize annual grants of stock options to all executive officers of the Company. The Compensation Committee of the Board of Directors shall be charged with the task of determining recipients, amounts, vesting schedules and other provisions relevant to the grants. The Company shall furnish at its expense a current model year automobile to Executive for his use during his employment.

6. Vacation. Executive shall be entitled to four (4) weeks off for vacation at full pay during the twelve (12) month period of the initial term hereof.

7. Reimbursement of Executive Expenses. Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but not limited to, traveling, entertainment and similar expenses, for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to the Company for such expenses.

8. Termination by the Company.

     (a) The Company shall have the right to terminate this Agreement under the following circumstances:

          (i)       Upon the death of Executive;

          (ii) Upon notice from the Company to Executive in the event of an illness or other disability which has incapacitated him from performing his duties for two (2) consecutive months as determined in good faith by the Board; or

          (iii) For "good cause" upon notice from the Company. Termination by the Company of Executive's employment for "good cause" shall be limited to the following circumstances:

          (A) Executive is convicted of, pleads guilty to or pleads nolo contendere to a felony crime involving moral turpitude;

          (B) Executive is found guilty of or pleads no contest to fraud, conversion, embezzlement, falsifying records or reports or a similar crime involving the Company's property;

          (C) Executive willfully fails to perform his duties and responsibilities hereunder (in the discretion of the Company's Board of Directors) or otherwise breaches this Agreement; or

          (D) The voluntary resignation by Executive as an employee of the Company.

     (b) If this Agreement is terminated pursuant to Section 8(a) above, Executive's rights and the Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

     (c) If this Agreement is terminated pursuant to Section 8(a)(i) or (ii) hereof, Executive or his estate shall be entitled to receive:

          (i) A cash payment equal to Executive's Base Salary hereunder for the remainder of the term hereof, payable within thirty
                    (30) days of the date of such termination; and

          (ii) All incentive bonuses granted to him by the Board pursuant to Section 4 (b) above.

The Company may purchase insurance to cover all or any part of its obligations set forth in this Section 8(c), and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. However, death and disability benefits are not conditioned upon the Executive's insurability or the Company's obtaining insurance.

     (d) Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from the Company according to the terms of any plan now or hereafter provided by the Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by the Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by the Company to him pursuant to this Section, and shall not be in addition thereto.

9. Termination by Executive. Executive shall have the right to terminate his employment under this Agreement upon thirty (30) days' notice to the Company given sixty (60) days following the occurrence of any of the following events:

          (a) Executive is not elected or retained as President and Chief Executive Officer and a director of the Company; or

          (b) The Company materially reduces Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that the Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided that Executive shall report directly to the Board of Directors of the entity that acquires the Company or its assets.

10.  Consequences of Breach by the Company.

          (a) If this Agreement is terminated pursuant to Section 9 hereof, or if the Company shall terminate Executive's employment under this Agreement in any other way that is a breach of this Agreement by the Company, the following shall apply:

               (i) Executive shall receive a cash payment equal to the Executive's Base Salary hereunder for the remainder of the term hereof, payable within thirty (30) days of the date of such termination; and

               (ii) Executive shall be entitled to all incentive bonuses granted to him by the Board pursuant to Section 4(b) above.

          (b) If any benefit under the preceding subsection is finally determined by the Internal Revenue Service to be an "Excess Parachute Payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay Executive and additional amount such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.


11. Remedies. The Company recognizes that because of Executive's special talents and stature, in the event of termination by the Company hereunder (except under Section 8(a)), or in the event of termination by Executive under Section 9, before the end of the agreed term, the Company acknowledges and agrees that the provisions of this

Agreement regarding further payments of Base Salary and incentive bonuses constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited to or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

12. Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, Attention: Richard J. Michael, 4400 PGA Boulevard #500, Palm Beach Gardens, FL 33410, or at any other address designated by the Company to Executive in writing

13. Severability. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining convenants, conditions, terms and provisions contained in the Agreement, and the validity of the remaining part, of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced or disturbed thereby.

14. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

15. Complete Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any an all previous agreements between the parties, whether written or oral, with respect to such subject matter.

16. Applicable Law, Binding Effect and Venue. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. Venue for any action related to or arising out of this Agreement shall lie in Palm Beach County, Florida.

17. Covenant Not To Compete; Disclosure of Information. Executive agrees to receive confidential and proprietary information of the Company in confidence, and not to disclose such information to others except as authorized by the Company. Confidential and proprietary information shall mean information not generally known to the public that is created by or disclosed to Executive as a consequence of his employment by the Company, whether or not pursuant to this Agreement. During the term hereof and for two (2) years after the termination of Executive's employment hereunder, Executive shall not directly start up or own any entity directly engaged in a business substantially similar to that of the Company or in direct competition with the Company.


IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above with the intent to be legally bound.



                                   AMERICAN KIOSK CORPORATION


                                   By:
                                       -----------------------------------------
                                       Larry E. Graybill, Vice President


                                   By:
                                       -----------------------------------------
                                       RICHARD J. MICHAEL